Exhibit 99.1

Warner Chilcott Reports Operating Results for the Quarter Ended September 30, 2012

Revenue Growth in Several Key Promoted Products and Lower SG&A Drive Growth in Adjusted Cash Net Income

DUBLIN, Ireland, November 9, 2012 – Warner Chilcott plc (NASDAQ: WCRX) today announced its results for the quarter ended September 30, 2012.

Total revenue in the quarter ended September 30, 2012 was $606 million, a decrease of $49 million, or 7%, compared to the quarter ended September 30, 2011. For the quarter ended September 30, 2012, the decrease in revenues as compared to the prior year quarter was primarily driven by a decrease in ACTONEL revenues of $47 million, due in large part to continuing declines in ACTONEL rest of world (“ROW”) and Canadian net sales following the 2010 loss of exclusivity in Western Europe and Canada, as well as the overall declines in the U.S. oral bisphosphonate market, offset, in part, by net sales growth in certain promoted products, primarily LO LOESTRIN FE, ATELVIA and ESTRACE Cream. Combined, net sales of these three products increased $21 million, or 28%, compared to the prior year quarter.

We reported GAAP net income of $113 million, or $0.45 per diluted share, in the quarter ended September 30, 2012, compared with GAAP net income of $33 million, or $0.13 per diluted share, in the prior year quarter. Cash net income (or CNI, as defined below) for the quarter ended September 30, 2012 was $241 million, compared to $185 million in the prior year quarter. Adjusted CNI was $247 million in the quarter ended September 30, 2012, an increase of $18 million, or 8%, compared to adjusted CNI of $229 million in the prior year quarter. In computing adjusted CNI for the quarter ended September 30, 2012, we excluded a $6 million litigation-related charge, net of tax. In computing adjusted CNI for the quarter ended September 30, 2011 we excluded $44 million of restructuring costs, net of tax, related to the restructuring of certain of our Western European operations.

References in this press release to “cash net income” or “CNI” mean our GAAP net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to our debt. Adjusted CNI represents CNI as further adjusted to exclude certain after-tax impacts from the Western European restructuring, the repurposing of our Manati facility, a litigation-related charge and the impact of a gain relating to a reversal of the liability for contingent milestone payments. Reconciliations from our reported results in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”) to CNI, adjusted CNI and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for all periods presented are included in the tables at the end of this press release.

Strategic Initiatives

2012 Special Dividend Transaction and Related Financing

On August 20, 2012, certain of our subsidiaries entered into an amendment to the credit agreement governing our Initial Senior Secured Credit Facilities (as defined below), pursuant to which the lenders thereunder provided additional term loans in an aggregate principal amount of $600 million (the “Additional Term Loan Facilities” and, together with the Initial Senior Secured Credit Facilities, the “Senior Secured Credit Facilities”), which, together with cash on hand, were used to fund the 2012 Special Dividend (as defined below) and to pay related fees and expenses. On August 21, 2012, we declared a special cash dividend of $4.00 per share, or $1,002 million in the aggregate (the “2012 Special Dividend”).

New Dividend Policy

On November 6, 2012, we declared our first semi-annual cash dividend under our new dividend policy (the “Dividend Policy”) in the amount of $0.25 per share, payable December 14, 2012 to shareholders of record on November 30, 2012. Under the Dividend Policy, we expect to pay a total annual cash dividend to our ordinary shareholders of $0.50 per share in equal semi-annual installments of $0.25 per share. Any declaration by the Board of Directors to pay future cash dividends, however, will depend on our earnings and financial condition and other relevant factors at such time.

Share Redemption Program

In November 2011, we announced that our Board of Directors had authorized the redemption of up to an aggregate of $250 million of our ordinary shares (the “Prior Redemption Program”). Pursuant to our Prior Redemption Program, we redeemed 1.9 million ordinary shares in the nine months ended September 30, 2012 at an aggregate cost of $32 million. Following the settlement of such redemptions, we cancelled all shares redeemed. On August 7, 2012, we announced that our Board of Directors had authorized the renewal of our Prior Redemption Program. The renewed program (the “Current Redemption Program”) replaces our Prior Redemption Program and allows us to redeem up to an aggregate of $250 million of our ordinary shares in addition to those redeemed under the Prior Redemption Program. The Current Redemption Program will terminate on the earlier of December 31, 2013 or the redemption by us of an aggregate of $250 million of our ordinary shares. We did not redeem any ordinary shares in the quarter ended September 30, 2012, and consequently $250 million remained available for redemption under the Current Redemption Program as of September 30, 2012. The Current Redemption Program does not obligate us to redeem any number of ordinary shares or an aggregate of ordinary shares equal to the full $250 million authorization and may be suspended at any time or from time to time.

Western European Restructuring and Repurposing of the Manati Facility

In April 2011, we announced a plan to restructure our operations in Belgium, the Netherlands, France, Germany, Italy, Spain, Switzerland and the United Kingdom. In connection with the restructuring, we have moved to a wholesale distribution model in the affected jurisdictions to minimize operational costs going forward. The implementation of the restructuring plan impacted approximately 500 employees. In April 2011, we also announced a plan, completed in the year ended December 31, 2011, to repurpose our Manati manufacturing facility.

In the quarter ended September 30, 2012, pretax severance costs of zero and other restructuring costs of $1 million, resulting from the Western European restructuring, were offset, in full, by pension-related curtailment gains of $1 million. These amounts were included as components of restructuring costs in our condensed consolidated statement of operations. In the quarter ended September 30, 2011, we recorded restructuring costs of $45 million ($44 million, net of tax), as a result of the Western European restructuring, which were included as a component of restructuring costs in our condensed consolidated statement of operations. In addition, in the nine months ended September 30, 2011, we recorded $31 million ($31 million, net of tax) of expenses related to the repurposing of our Manati facility, which were included as a component of cost of sales. In computing adjusted CNI, we add back to CNI the after tax impact of these restructuring and repurposing costs. We do not expect to record any material expenses relating to the Western European restructuring in future periods.

Refinancing of Senior Secured Indebtedness

In March 2011, certain of our subsidiaries borrowed $3,000 million in aggregate term loan facilities under our senior secured credit facilities (the “Initial Senior Secured Credit Facilities”) in connection with the refinancing of our prior senior secured indebtedness. The refinancing resulted in lower interest rates, which contributed to a decrease in our interest expense on outstanding indebtedness, net of interest income, in the nine months ended September 30, 2012 as compared to the prior year period.

Revenue

Total revenue in the quarter ended September 30, 2012 was $606 million, a decrease of $49 million, or 7%, compared to the prior year quarter. For the quarter ended September 30, 2012, the decrease in revenues as compared to the prior year quarter was primarily driven by a decrease in ACTONEL revenues of $47 million, due in large part to continuing declines in ACTONEL ROW and Canadian net sales following the 2010 loss of exclusivity in Western Europe and Canada, as well as the overall declines in the U.S. oral bisphosphonate market, offset, in part, by net sales growth in certain promoted products, primarily LO LOESTRIN FE, ATELVIA and ESTRACE Cream. Combined, net sales of these three products increased $21 million, or 28%, compared to the prior year quarter.

Period-over-period changes in the net sales of our products are a function of a number of factors, including changes in: market demand, gross selling prices, sales-related deductions from gross sales to arrive at net sales and the levels of pipeline inventories of our products held by our direct and indirect customers. In addition, the launch of new products, the loss of exclusivity for our products and transactions such as product acquisitions and dispositions may also, from time to time, impact our period over period net sales. We use IMS Health, Inc. (“IMS”) estimates of filled prescriptions for our products as a proxy for market demand in the United States. Although these estimates provide a broad indication of market trends for our products in the United States, the relationship between IMS estimates of filled prescriptions and actual unit sales can vary, and as a result, such estimates may not always be an accurate predictor of our unit sales. When our unit sales to our direct customers in any period exceed market demand for our products by end-users (as measured by estimates of filled prescriptions or its equivalent in units), our sales in excess of demand must be absorbed before our direct customers begin to order again, thus potentially reducing our expected future unit sales. Conversely, when market demand by end-users of our products exceeds unit sales to our direct customers in any period, our expected future unit sales to our direct customers may increase. We refer to the estimated amount of inventory held by our direct customers and pharmacies and other organizations that purchase our product from our direct customers, which is generally measured by the estimated number of days of end-user demand on hand, as “pipeline inventory.” Pipeline inventories expand and contract in the normal course of business. As a result, our unit sales to our direct customers in any period may exceed or be less than actual market demand for our products by end-users (as measured by estimates of filled prescriptions). When comparing reported product sales between periods, it is important to not only consider market demand by end-users, but also consider whether estimated pipeline inventories increased or decreased during each period.

Total ACTONEL revenues were $119 million in the quarter ended September 30, 2012, a decrease of $47 million, or 28%, compared to the prior year quarter. Total ACTONEL revenues were comprised of the following components:

	Quarter Ended
	September 30,		Increase (decrease)
(dollars in millions)	2012	2011	Dollars	Percent
United States	$77	$83	$(6)	(7)%
Non-U.S. North America	5	17	(12)	(71)%
ROW	25	48	(23)	(48)%

Total net sales	107	148	(41)	(28)%
ROW, other revenue	12	18	(6)	(33)%

Total ACTONEL revenues	$119	$166	$(47)	(28)%

In the United States, ACTONEL net sales decreased $6 million, or 7%, in the quarter ended September 30, 2012 compared to the prior year quarter, primarily due to a decrease in filled prescriptions of 36%, offset, in part, by a decrease in sales-related deductions, an expansion of pipeline inventories and higher average selling prices. In the United States, ACTONEL filled prescriptions continue to decline due primarily to declines in prescriptions within the overall oral bisphosphonate market. The decline in the Non-U.S. North American revenues in the quarter ended September 30, 2012 was due to the impact of generic competition following the loss of exclusivity in Canada at the end of 2010. ACTONEL ROW net sales were $25 million in the quarter ended September 30, 2012, down 48% from $48 million in the prior year quarter, due to the continued declines in ROW net sales following the 2010 loss of exclusivity in Western Europe. While we expect to continue to experience significant declines in total ACTONEL revenues in future periods, we expect net sales from our new product ATELVIA will grow and partially offset some of those declines in the U.S. and Canadian markets. ATELVIA, which we began to promote in the United States in early 2011 and in Canada in early 2012, generated net sales of $19 million and $11 million in the quarters ended September 30, 2012 and 2011, respectively. The increase in ATELVIA net sales in the United States primarily relates to an increase in filled prescriptions of 51% in the quarter ended September 30, 2012, offset, in part, by an increase in sales-related deductions as compared to the prior year quarter.

Net sales of our oral contraceptive products increased $1 million, or 1%, in the quarter ended September 30, 2012, compared with the prior year quarter. LOESTRIN 24 FE net sales were $95 million in the quarter ended September 30, 2012, a decrease of 9%, compared with $104 million in the prior year quarter. LOESTRIN 24 FE filled prescriptions were negatively impacted by our shift in promotional focus to LO LOESTRIN FE beginning in early 2011. More specifically, the decrease in LOESTRIN 24 FE net sales in the quarter ended September 30, 2012 as compared to the prior year quarter was primarily due to a decrease in filled prescriptions of 15% and an increase in sales-related deductions, offset, in part, by higher average selling prices and an expansion of pipeline inventories relative to the prior year quarter. LO LOESTRIN FE, which we began to promote in the United States in early 2011 and is currently the primary promotional focus of our women’s healthcare sales force efforts, generated net sales of $33 million and $23 million in the quarters ended September 30, 2012 and 2011, respectively, an increase of 43%. The increase in LO LOESTRIN FE net sales primarily relates to an increase in filled prescriptions of 127%, offset, in part by a contraction in pipeline inventories and an increase in sales-related deductions in the quarter ended September 30, 2012, as compared to the prior year quarter.

Net sales of ESTRACE Cream in the quarter ended September 30, 2012 were $45 million, an increase of $3 million, or 7%, compared to the prior year quarter. The increase was primarily due to an increase in filled prescriptions of 13% and higher average selling prices, offset, in part, by a contraction of pipeline inventories relative to the prior year quarter.

Net sales of ASACOL were $191 million in the quarter ended September 30, 2012, an increase of $1 million, or 1%, compared with $190 million in the prior year quarter. ASACOL net sales in North America totaled $178 million in the quarters ended September 30, 2012 and 2011, including net sales in the United States of $172 million in the quarters ended September 30, 2012 and 2011. ASACOL net sales in the United States benefited from higher average selling prices and a decrease in sales-related deductions, offset by a contraction of pipeline inventories and a decrease in filled prescriptions of 3% based on IMS estimates, relative to the prior year quarter.

Net sales of ENABLEX in the quarters ended September 30, 2012 and 2011 were $45 million. ENABLEX net sales in the quarter ended September 30, 2012 were impacted by a decrease in filled prescriptions of 17% relative to the prior year quarter, offset by a decrease in sales-related deductions and higher average selling prices.

Net sales of DORYX in the quarter ended September 30, 2012 were $20 million, a decrease of $9 million, or 31%, compared to the prior year quarter. The decrease in DORYX net sales in the quarter ended September 30, 2012 relative to the prior year quarter was due primarily to the introduction of generic competition for DORYX 150 mg following the April 30, 2012 decision of the United States District Court for the District of New Jersey holding that neither Mylan Pharmaceutical Inc.’s nor Impax Laboratories, Inc.’s

proposed generic version of DORYX 150 mg infringed the patent covering DORYX 150 mg, as well as an increase in sales-related deductions, offset, in part, by higher average selling prices relative to the prior year quarter. We expect generic competition for DORYX 150 mg to result in significant declines in our future DORYX net sales. See our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 for further information with respect to our DORYX 150 mg patent litigation.

Cost of Sales (Excluding Amortization of Intangible Assets)

Cost of sales (excluding amortization) in the quarter ended September 30, 2012 was $79 million, a decrease of $2 million, or 2%, compared with the prior year quarter. Our cost of sales as a percentage of product net sales was 13% in the quarters ended September 30, 2012 and 2011.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses for the quarter ended September 30, 2012 were $183 million, a decrease of $33 million, or 15%, from $216 million in the prior year quarter. Advertising and promotion (“A&P”) expenses for the quarter ended September 30, 2012 relative to the prior year quarter decreased $12 million, or 38%. The quarter ended September 30, 2011 included A&P expenses attributable to the U.S. launches of LO LOESTRIN FE and ATELVIA, which were not present in the quarter ended September 30, 2012. In addition, the quarter ended September 30, 2012 benefited from a reduction in expenses resulting from operating savings realized as a result of the Western European restructuring. Selling and distribution expenses for the quarter ended September 30, 2012 decreased $34 million, or 26%, compared to the prior year quarter. This decrease in the quarter ended September 30, 2012 relative to the prior year quarter was primarily due to a reduction in expenses resulting from operating savings realized as a result of the Western European restructuring, the absence of expenses incurred in the prior year quarter relating to the launches of LO LOESTRIN FE and ATELVIA, higher U.S. personnel costs in the prior year quarter and a reduction in co-promote expenses due to the continuing decrease in ACTONEL ROW net sales following the 2010 loss of exclusivity in Western Europe. General, administrative and other (“G&A”) expenses in the quarter ended September 30, 2012 increased $13 million, or 24%, as compared to the prior year quarter. This increase relative to the prior year quarter was due, in part, to a decrease in foreign currency gains of $6 million, an increase in professional and legal fees and a litigation-related charge of $6 million in the quarter ended September 30, 2012, offset, in part, by operating savings resulting from the Western European restructuring. The $6 million litigation-related charge represents our current estimate of damages that are probable to be paid in connection with our DORYX 150 mg patent litigation. We expect total SG&A expenses to continue to decline in the 2012 fiscal year relative to the 2011 fiscal year, due primarily to decreases in A&P and selling and distribution expenses in the United States and cost savings realized from the Western European restructuring.

Research and Development (“R&D”)

Our investment in R&D for the quarter ended September 30, 2012 was $25 million, a decrease of $1 million, or 4%, as compared to the prior year quarter. The decrease was primarily due to the timing and stages of development of our various R&D projects offset, in part, by an increase in regulatory fees primarily related to the filing of certain new product applications with the U.S. Food and Drug Administration (“FDA”), including in respect of next generation versions of certain of our existing products. Our R&D expenses consist of our internal development costs, fees paid to contract development groups and license fees paid to third parties. R&D expenditures are subject to fluctuation due to the stage and timing of our R&D projects and the timing of our FDA filings.

Amortization and Impairment of Intangible Assets

Amortization of intangible assets in the quarters ended September 30, 2012 and 2011 was $122 million and $148 million, respectively. Our amortization methodology is calculated on either an economic benefit model or a straight-line basis to match the expected useful life of the asset, with identifiable assets assessed individually or by product family. The economic benefit model is based on expected future cash flows and typically results in accelerated amortization for most of our products. We continuously review the remaining useful lives of our identified intangible assets based on each product family’s estimated future cash flows. In the event that we do not achieve the expected cash flows from any of our products or lose market exclusivity for any of our products as a result of the expiration of a patent, the expiration of FDA exclusivity or the launch of a competing generic product, we may accelerate amortization or record an impairment charge and write-down the value of the related intangible asset. We expect our 2012 amortization expense to decline compared to 2011 as most of our intangible assets are amortized on an accelerated basis.

Net Interest Expense

Net interest expense for the quarter ended September 30, 2012 was $65 million, an increase of $2 million, or 3%, from $63 million in the prior year quarter. Included in net interest expense in the quarter ended September 30, 2012 was $11 million relating to the write-off of deferred loan costs in connection with the amendment to the credit agreement governing our Initial Senior Secured Credit Facilities in August 2012. Included in net interest expense in the quarter ended September 30, 2011 was $4 million relating to the write-off of deferred loan costs associated with $150 million of optional prepayments of term loans under our Senior Secured Credit Facilities. Excluding these write-offs of deferred loan costs, net interest expense decreased $5 million in the quarter ended September 30, 2012 relative to the prior year quarter. The decrease was due in large part to a decrease in our average outstanding indebtedness relative to the same period in 2011. The decrease in our average outstanding indebtedness was due to optional prepayments and repayments of term debt made during 2011 and in the first half of 2012, offset, in part, by $600 million of Additional Term Loan Facilities in August 2012.

Net Income, Cash Net Income and Adjusted Cash Net Income

For the quarter ended September 30, 2012, we reported net income of $113 million, or $0.45 per diluted share, CNI of $241 million, and adjusted CNI of $247 million, or $0.99 per diluted share. Our earnings per share calculation for the quarter was based on 250.6 million diluted ordinary shares outstanding. In calculating CNI, we add back the after-tax impact of the amortization (including impairments) of intangible assets and the amortization (including write-offs) of deferred loan costs related to our debt. These items are tax-effected at the estimated marginal rates attributable to them. In the quarter ended September 30, 2012, the marginal tax rate associated with the amortization and impairment of intangible assets was 5.4% and the marginal tax rate for the amortization (including write-offs) of deferred loan costs was 12.3%. In calculating adjusted CNI in the quarter ended September 30, 2012, we added back the after-tax impact of a litigation-related charge of $6 million.

Liquidity, Balance Sheet and Cash Flows

As of September 30, 2012, our cash on hand was $304 million and our total outstanding debt was $4,018 million, which consisted of $2,761 million of term loan borrowings under our Senior Secured Credit Facilities, $1,250 million aggregate principal amount of 7.75% senior notes due 2018 (the “7.75% Notes”), and $7 million of unamortized premium related to the 7.75% Notes. We generated $184 million of cash from operating activities in the quarter ended September 30, 2012, compared with $251 million of cash from operating activities in the prior year quarter, a decrease of $67 million, due primarily to the timing of movements in working capital.

2012 Financial Guidance Update

Based on our third quarter results and the current outlook for the remainder of 2012, we are raising our estimate of adjusted CNI per share by $0.20 from a range of $3.55 to $3.65 to a range of $3.75 to $3.85. The increase is the result of lower than expected SG&A and R&D expenses, as well as a lower than expected cash income tax provision and, consequently we are updating our guidance ranges for SG&A expenses, R&D expenses, total income tax provision and GAAP net income, as well as expected adjusted CNI and adjusted CNI per share. Adjusted CNI adds back to CNI the after-tax charges expected to be incurred in connection with (i) our Western European restructuring charges, less pension-related curtailment gains, (ii) a litigation-related charge and (iii) the impact of a gain from the reversal of a liability for contingent milestone payments. For a complete overview of our updated full year 2012 guidance, please refer to the table on the last page of this press release.

Investor Conference Call

We are hosting a conference call open to all interested parties on Friday, November 9, 2012 beginning at 8:00 AM ET. The number to call within the United States and Canada is (877) 354-4056. Participants outside the United States and Canada should call (678) 809-1043. A replay of the conference call will be available for two weeks following the call and can be accessed by dialing (800) 585-8367 from within the United States and Canada or (404) 537-3406 from outside the United States and Canada. The passcode ID number for the replay is 43144021.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare, gastroenterology, urology and dermatology segments of the branded pharmaceuticals market, primarily in North America. We are a fully integrated company with internal resources dedicated to the development, manufacture and promotion of our products. WCRX-F

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning our industry, our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness, including increases in the LIBOR rates on our variable-rate indebtedness above the applicable floor amounts; competitive factors in the industry in which we operate, including the approval and introduction of generic or branded products that compete with our products; our ability to protect our intellectual property; a delay in qualifying any of our manufacturing facilities that produce our products, production or regulatory problems with either our own manufacturing facilities or third party manufacturers, packagers or API suppliers upon whom we may rely for some of our products or other disruptions within our supply chain; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, and the continued consolidation of the distribution network through which we sell our products; changes in tax laws or interpretations that could increase our consolidated tax liabilities; government regulation, including U.S. and foreign health care reform, affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; adverse outcomes in our outstanding litigation or arbitration matters or an increase in the number of litigation matters to which we are subject; the loss of key senior management or scientific staff; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; and the other risks identified in our periodic filings including our Annual Report on Form 10-K for the year ended December 31, 2011, and from time-to-time in our other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Reconciliations to GAAP Net Income

CNI and Adjusted CNI

To supplement our condensed consolidated financial statements presented in accordance with U.S. GAAP, we provide a summary to show the computation of CNI and adjusted CNI. CNI is defined as our GAAP net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to our debt. Adjusted CNI represents CNI as further adjusted to exclude certain after-tax impacts from the Western European restructuring, the repurposing of our Manati facility, a litigation-related charge and the impact of a gain from the reversal of a liability for contingent milestone payments. We did not recognize a tax benefit as a result of the repurposing of the Manati facility. We believe that the presentation of CNI and adjusted CNI provides useful information to both management and investors concerning the approximate impact of the above items. We also believe that considering the effect of these items allows management and investors to better compare our financial performance from period-to-period, and to better compare our financial performance with that of our competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with U.S. GAAP.

Adjusted EBITDA

To supplement our condensed consolidated financial statements presented in accordance with U.S. GAAP, we provide a summary to show the computation of Adjusted EBITDA taking into account certain charges that were taken during the quarters and nine months ended September 30, 2012 and 2011. The computation of Adjusted EBITDA is based on the definition of Adjusted EBITDA contained in our Senior Secured Credit Facilities.

Company Contact:	Rochelle Fuhrmann Investor Relations 973-442-3281 rfuhrmann@wcrx.com

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions of U.S. dollars, except per share amounts)

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
REVENUE
Net sales	$591	$635	$1,879	$2,014
Other revenue	15	20	50	68

Total revenue	606	655	1,929	2,082

COSTS, EXPENSES AND OTHER
Cost of sales (excludes amortization of intangible assets)	79	81	221	280
Selling, general and administrative	183	216	554	717
Restructuring costs	—	45	50	104
Research and development	25	26	73	82
Amortization of intangible assets	122	148	376	443
Impairment of intangible assets	—	—	106	—
Interest expense, net	65	63	179	283

INCOME BEFORE TAXES	132	76	370	173
Provision for income taxes	19	43	91	92

NET INCOME	$113	$33	$279	$81

Earnings per share:
Basic	$0.46	$0.13	$1.12	$0.32

Diluted	$0.45	$0.13	$1.11	$0.32

Dividends per share	$4.00	$—	$4.00	$—

RECONCILIATIONS:
GAAP Net income	$113	$33	$279	$81
+ Amortization and impairment of intangible assets, net of tax	115	142	460	422
+ Amortization and write-off of deferred loan costs, net of tax	13	10	29	100

CASH NET INCOME	$241	$185	$768	$603

Non-recurring, one-time charges included above:
+ Western European restructuring costs, net of tax	—	44	42	100
+ Charges relating to the Manati repurposing, net of tax	—	—	—	31
+ Litigation-related charge, net of tax	6	—	6	—
+ Gain on reversal of a liability for contingent milestone payments, net of tax	—	—	(20)	—

ADJUSTED CASH NET INCOME	$247	$229	$796	$734

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions of U.S. dollars)

(Unaudited)

	As of	As of
	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$304	$616
Accounts receivable, net	315	266
Inventories, net	123	119
Prepaid expenses and other current assets	269	231

Total current assets	1,011	1,232

Other assets:
Property, plant and equipment, net	208	215
Intangible assets, net	1,938	2,420
Goodwill	1,029	1,029
Other non-current assets	132	134

TOTAL ASSETS	$4,318	$5,030

LIABILITIES
Current liabilities:
Accounts payable	$46	$54
Accrued expenses and other current liabilities	727	862
Current portion of long-term debt	172	185

Total current liabilities	945	1,101

Other liabilities:
Long-term debt, excluding current portion	3,846	3,678
Other non-current liabilities	187	182

Total liabilities	4,978	4,961

SHAREHOLDERS’ (DEFICIT) / EQUITY	(660)	69

TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) / EQUITY	$4,318	$5,030

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$113	$33	$279	$81
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8	11	27	29
Write-down of property, plant and equipment	—	—	—	23
Amortization of intangible assets	122	148	376	443
Impairment of intangible assets	—	—	106	—
Non-cash gain relating to the reversal of the liability for contingent milestone payments	—	—	(20)	—
Amortization and write-off of deferred loan costs	15	10	32	105
Stock-based compensation expense	5	7	17	19
Changes in assets and liabilities:
(Increase) / decrease in accounts receivable, prepaid expenses and other current assets	(33)	(16)	(38)	55
Decrease / (increase) in inventories	7	(7)	(4)	4
(Decrease) / increase in accounts payable, accrued expenses and other current liabilities	(34)	46	(179)	14
(Decrease) / increase in income taxes and other, net	(19)	19	(48)	10

Net cash provided by operating activities	$184	$251	$548	$783

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(6)	(8)	(23)	(36)

Net cash (used in) investing activities	$(6)	$(8)	$(23)	$(36)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends paid	(955)	—	(955)	—
Term borrowings under Senior Secured Credit Facilities	600	—	600	3,000
Payments for loan costs, including refinancing premium	(15)	—	(15)	(51)
Term repayments under Prior Senior Secured Credit Facilities	—	—	—	(3,419)
Term repayments under Senior Secured Credit Facilities	(35)	(182)	(444)	(368)
Redemption of ordinary shares	—	—	(32)	—
Proceeds from the exercise of non-qualified options to purchase ordinary shares	—	1	8	5

Net cash (used in) financing activities	$(405)	$(181)	$(838)	$(833)

Effect of exchange rates on cash and cash equivalents	1	(8)	1	—

Net (decrease) / increase in cash and cash equivalents	(226)	54	(312)	(86)
Cash and cash equivalents, beginning of period	530	262	616	402

Cash and cash equivalents, end of period	$304	$316	$304	$316

SCHEDULE OF NON-CASH ACTIVITIES:
Increase in liabilities related to the 2012 Special Dividend	$47	$—	$47	$—

WARNER CHILCOTT PUBLIC LIMITED COMPANY

Reconciliation of Net Income to Adjusted EBITDA

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
RECONCILIATION TO ADJUSTED EBITDA:
Net income - GAAP	$113	$33	$279	$81
+ Interest expense, as defined	65	63	179	283
+ Provision for income taxes	19	43	91	92
+ Non-cash stock-based compensation expense	5	7	17	19
+ Depreciation	8	11	27	29
+ Amortization of intangible assets	122	148	376	443
+ Impairment of intangible assets	—	—	106	—
+ R&D milestone expense	—	—	2	—
+ Non-cash gain relating to the reversal of the liability for contingent milestone payments	—	—	(20)	—
+ Restructuring costs	—	45	50	104
+ Write-down of property, plant and equipment	—	—	—	23
+ Other permitted add-backs	6	2	6	13

Adjusted EBITDA of WC plc, as defined	$338	$352	$1,113	$1,087

+ Expenses of WC plc and other	3	—	12	3

Adjusted EBITDA of Warner Chilcott Holdings Company III, Limited, as defined	$341	$352	$1,125	$1,090

Note: Warner Chilcott Holdings Company III, Limited and certain of its subsidiaries are parties to our Senior Secured Credit Facilities. Warner Chilcott plc is not a party to this agreement. Certain expenses included in Warner Chilcott plc’s consolidated operating results are not deducted in arriving at Adjusted EBITDA for Warner Chilcott Holdings Company III, Limited and its subsidiaries.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

REVENUE BY PRODUCT

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Women’s Healthcare:
Osteoporosis
ACTONEL(1)	$119	$166	$415	$591
ATELVIA	19	11	51	20

Total Osteoporosis	138	177	466	611

Oral Contraceptives
LOESTRIN 24 FE	95	104	300	325
LO LOESTRIN FE	33	23	95	42
Other Oral Contraceptives	3	3	13	15

Total Oral Contraceptives	131	130	408	382

Hormone Therapy
ESTRACE Cream	45	42	143	115
Other Hormone Therapy	11	9	32	34

Total Hormone Therapy	56	51	175	149

Other women’s healthcare products	12	15	41	50

Total Women’s Healthcare	337	373	1,090	1,192

Gastroenterology:
ASACOL	191	190	589	565
Urology:
ENABLEX	45	45	130	130
Dermatology:
DORYX	20	29	73	127
Other:
Other products net sales	8	11	32	44
Contract manufacturing product sales	2	5	8	15
Other revenue(2)	3	2	7	9

Total Revenue	$606	$655	$1,929	$2,082

(1)	Includes “other revenue” of $12 million and $18 million for the quarters ended September 30, 2012 and 2011, respectively, and $43 million and $59 million for the nine months ended September 30, 2012 and 2011, respectively, as reported in our condensed consolidated statement of operations resulting from the collaboration agreement with Sanofi-Aventis U.S. LLC.
(2)	Excludes “other revenue” of $12 million and $18 million for the quarters ended September 30, 2012 and 2011, respectively, and $43 million and $59 million for the nine months ended September 30, 2012 and 2011, respectively, as reported in our condensed consolidated statement of operations resulting from the collaboration agreement with Sanofi-Aventis U.S. LLC.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

SUMMARY OF SG&A EXPENSES

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended September 30, 2012	Quarter Ended September 30, 2011
A&P	$20	$32
Selling and Distribution	96	130
G&A	67	54

Total SG&A	$183	$216

	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
A&P	$69	$118
Selling and Distribution	310	392
G&A	175	207

Total SG&A	$554	$717

WARNER CHILCOTT PUBLIC LIMITED COMPANY

2012 Full Year Financial Guidance

(In millions of U.S. dollars, except per share amounts)

	Prior Guidance August 2012	Current Guidance November 2012 (1)
Total Revenue	$ 2,400 to 2,500	$ 2,400 to 2,500
Gross Margin as a % of Total Revenue	88% to 89%	88% to 89%(2)
Total SG&A Expenses, as Adjusted	$ 775 to 825	$ 725 to 775(3)
Total R&D Expenses	$ 100 to 120	$ 90 to 110
Total Income Tax Provision	12%-13% of Adjusted EBTA	11%-12% of Adjusted EBTA(4)
GAAP Net Income	$ 265 to 290	$ 307 to 332
Adjusted CNI	$ 891 to 916	$ 941 to 966(5)
Adjusted CNI per share	$ 3.55 to 3.65	$ 3.75 to 3.85(5)(6)

1	The 2012 guidance assumes that generic equivalents of the Company’s ASACOL 400 mg and ESTRACE Cream products will not be approved and enter the U.S. market during 2012. Any change in such assumptions would be likely to negatively impact our revenues. The guidance does not account for the impact of future acquisitions, dispositions, partnerships, in-license transactions or any changes to the Company’s existing capital structure, partnerships or in-license transactions.
2	Gross margin as a percentage of total revenue excludes amortization and impairments of intangible assets.
3	Total SG&A expense, as adjusted, does not include (i) a gain relating to the reversal of a liability for contingent milestone payments ($20 million) and (ii) any amount that may be payable in connection with the potential adjudication or settlement of the Company’s outstanding litigations (including a litigation-related charge ($6 million)).
4	The 2012 total income tax provision is estimated as a percentage of earnings before taxes and book amortization (EBTA).
5	A reconciliation of 2012 expected GAAP net income to expected adjusted CNI adds back the expected after tax impact of (i) the amortization and impairment of intangibles ($575 million), (ii) the impact of the amortization and write-offs of deferred loan costs ($32 million), (iii) the impact of the Western European restructuring costs less expected pension-related curtailment gains ($41 million), (iv) the impact of a litigation-related charge ($6 million) and (v) the gain relating to the reversal of the liability for contingent milestone payments ($20 million).
6	Expected adjusted CNI per share is based on 251 million fully diluted ordinary shares. The 2012 calculation of fully diluted ordinary shares includes the impact of ordinary shares redeemed through September 30, 2012. The 2012 calculation does not include the impact of any ordinary shares that may be redeemed after September 30, 2012 pursuant to the Current Redemption Program or otherwise.